Exhibit 10.1

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of [•], 2021, is made by and among AJAX I Holdings, LLC, a Delaware limited liability company (the “Sponsor”), Ajax I, a Cayman Islands exempted company (“AJAX”), and Cazoo Holdings Limited, a private limited liability company formed under the laws of England and Wales (the “Company”). The Sponsor, AJAX and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, AJAX, Capri Listco, a Cayman Islands exempted company (“Listco”), the Company, and certain other Persons party thereto are entering into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”); and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, the Sponsor agrees that it will (a)  vote in favor of approval of the Business Combination Agreement, the Ancillary Documents and the transactions contemplated by each of them including the Transaction Proposals (b) waive any adjustment to the conversion ratio or any other anti-dilution or similar protection with respect to the AJAX Class B Shares set forth in the Governing Documents of AJAX and/or, after giving effect to the AJAX Reorganization, the Listco Class B Shares set forth in the Governing Documents of Listco (in each case resulting from the transactions contemplated by the Business Combination Agreement).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.  Agreement to Vote.

(a)  The Sponsor hereby irrevocably and unconditionally agrees, at any meeting of the shareholders of AJAX duly called and convened in accordance with the Governing Documents of AJAX, whether or not adjourned and however called, including at the AJAX Shareholders Meeting or otherwise, and in any action by written consent of the shareholders of AJAX, (i) to vote, or cause to be voted, or execute and return, or cause to be executed and returned, an action by written consent with respect to, as applicable, all of the Sponsor’s AJAX Class B Shares and AJAX Class A Shares (if any) (the “Sponsor AJAX Shares”), in each case, held of record or beneficially by Sponsor as of the date of this Agreement, or to which the Sponsor acquires record or beneficial ownership after the date hereof and prior to the Closing (including by reason of the AJAX Reorganization) (collectively, the “Subject Equity Securities”) in favor of each of the Transaction Proposals, in each case, to the extent such Subject Equity Securities are entitled to vote thereon or consent thereto (ii) when such meeting is held, appear at such meeting or otherwise cause the applicable Subject Equity Securities to be counted as present thereat for the purpose of establishing a quorum, (iii) to the fullest extent permitted under applicable Law, waive any dissenters, appraisal or other similar rights, whether such rights are afforded by law or contract, in respect of the transactions contemplated by the Business Combination Agreement and the Ancillary Documents, including the AJAX Reorganization, and (iv) to vote against, or cause to be voted against, or withhold consent, or cause consent to be withheld, with respect to, as applicable, (A) any AJAX Acquisition Proposal or (B) any other matter, action or proposal that would reasonably be expected to result in (x) a breach of any of the AJAX Parties’ covenants, agreements or obligations under the Business Combination Agreement or any of the Ancillary Documents or (y) any of the conditions to the Closing set forth in Article 6 (Conditions to the Consummation of the Closing) of the Business Combination Agreement not being satisfied.

(b)  Without limiting any other rights or remedies of the Company, the Sponsor hereby irrevocably appoints the chief executive officer of the Company as the Sponsor’s agent, attorney-in-fact and proxy (with full power of substitution and resubstitution), for and in the name, place and stead of Sponsor, (i) to attend on behalf of Sponsor any meeting of the AJAX Shareholders with respect to the matters described in Section 1(a), (ii) to include the applicable Subject Equity Securities in any computation for purposes of establishing a quorum at any such meeting of the holders of AJAX Shares and (iii) to vote (or cause to be voted), or deliver a written consent (or withhold consent), or waive, revoke or not assert any right, if applicable, with respect to the applicable Subject Equity Securities on the matters specified in, and in accordance and consistent with Section 1(a) in connection with any meeting of the holders of AJAX Shares or any action by written consent by the holders of AJAX Shares in the event that Sponsor fails to perform or otherwise comply with the covenants, agreements or obligations set forth in Section 1(a).

(c)  The proxy granted by the Sponsor pursuant to Section 1(b) is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration for the Company entering into the Business Combination Agreement and agreeing to consummate the transactions contemplated thereby. The proxy granted by the Sponsor pursuant to Section 1(b) is also a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by the Sponsor and shall revoke any and all prior proxies granted by the Sponsor with respect to the Subject Equity Securities. The vote or consent of the proxyholder in accordance with Section 1(b) and with respect to the matters described in Section 1(a) shall control in the event of any conflict between such vote or consent by the proxyholder of the Subject Equity Securities and a vote or consent by the Sponsor of the Subject Equity Securities (or any other Person with the power to vote or provide consent with respect to the Subject Equity Securities) with respect to the matters described in Section 1(a). The proxyholder may not exercise the proxy granted pursuant to Section 1(b) on any matter except for those matters described in Section 1(a).

2.  Waiver of Anti-dilution Protection. Subject to, and conditioned upon, the occurrence of the Closing, the Sponsor (on behalf of itself and for its successors, heirs and assigns) hereby waives, and agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate that the AJAX Class B Shares held by it convert into AJAX Class A Shares, as set out in Article 17 of the Amended and Restated Memorandum and Articles of Association of AJAX (or any analogous provision in the Governing Documents of Listco with respect to the Listco Class B Shares received by the Sponsor in exchange for the Sponsor AJAX Shares in connection with the AJAX Reorganization), in connection with the transactions contemplated by the Business Combination Agreement and the Ancillary Documents.

3.  Transfer of Shares. Except as expressly contemplated by the Business Combination Agreement (including in connection with the AJAX Reorganization and as contemplated by Section 2.1 (Transactions) of the Business Combination Agreement) or with the prior written consent of the Company (such consent to be given or withheld in its sole discretion), from and after the date hereof until the effective date of the termination of this Agreement in accordance with Section 6, the Sponsor hereby agrees that it shall not (i) Transfer any of its Subject Equity Securities, (ii) enter into (A) any option, warrant, purchase right, or other Contract that could (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Sponsor to Transfer its Subject Equity Securities or (B) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject Equity Securities, or (iii) enter into any Contract to take, or cause to be taken, any of the actions set forth in clauses (i) or (ii); provided, however, that the foregoing shall not apply to any Transfer (1) to AJAX’s officers or directors, any members or partners of the Sponsor, any Affiliates of the Sponsor, or any employees of such Affiliate; (2) in the case of an individual, by gift to a member of one of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such individual or to a charitable organization; (3) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (4) in the case of an individual, pursuant to a qualified domestic relations order; or (5) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; provided, that the Sponsor shall, and shall cause any transferee of its Subject Equity Securities of the type set forth in clauses (1) through (5), to enter into a written agreement in form and substance reasonably satisfactory to the Company, agreeing to be bound by this Agreement prior to the occurrence of such Transfer. For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or encumbrance in or disposition of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise).

4.  Release of Claims. In consideration for the benefits to be received by the Sponsor under the terms of the Business Combination Agreement and the Ancillary Documents, subject to and effective as of the Closing, the Sponsor, for and on behalf of itself and each of its heirs, executors, administrators, personal representatives, successors, assigns and subsidiaries, hereby acknowledges full and complete satisfaction of and fully and irrevocably releases and forever discharges the Company, AJAX, the Group Companies, Listco, each of their respective subsidiaries and their predecessors, successors, assignees, parent companies, shareholders and investors (direct and indirect) and, in each case, each of their respective Affiliates, officers, directors, partners, employees, agents, attorneys and other representatives, past and present (collectively, the “Released Entities”), from liability on or for any and all charges, claims, controversies, actions, causes of action, cross claims, counterclaims, demands, debts, duties, sanctions, fines, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs, attorney’s fees, sums of money, suits, contracts, covenants, controversies, agreements, promises, responsibilities, obligations and accounts of any kind, nature or description whatsoever in Law or in equity (“Actions”), direct or indirect, past, present and future, and whether or not now or heretofore known, suspected, matured or unmatured, contingent or uncontingent, or claimed against the Released Entities, through to and including the Closing, arising out of, or relating to, (x) the Sponsor’s ownership of any Sponsor AJAX Shares or any equity or debt interests in AJAX prior to the Closing, (y) the organization, management or operation of the business of AJAX relating to any matter, occurrence, action, inaction, omission or activity prior to the Closing, in each case, in the Sponsor’s capacity as an equity or debt securityholder, and (z) the negotiation, implementation or closing of the transactions contemplated by the Business Combination Agreement; provided, that such release shall not release the Released Entities for (i) any Actions arising out of or related to the Released Entities’ respective Governing Documents, to provide indemnification, reimbursement or advancement of expenses to the Sponsor in respect of actions taken or omitted in the Sponsor’s capacity as an officer and/or director of such Released Entity prior to the Closing, (ii) any Actions arising out of or related to the Released Entities’ contracts with or obligations to the Sponsor in respect of compensation arrangements as an officer and/or director of such Released Entity prior to the Closing, (iii) any Actions arising under, or in connection with, any commercial agreements as between any direct or indirect portfolio companies of the Sponsor or its Affiliates and any Released Entity, or (iv) for the avoidance of doubt, any Actions arising in Sponsor’s capacity as a member of Listco under its Governing Documents, the Investor Rights Agreement or any other agreement between Listco and the Sponsor as a member or equityholder, in each case, arising after the Closing.

5.  Other Covenants.

(a)  The Sponsor hereby agrees that it shall (i) be bound by and subject to Sections 5.3(a) (Confidentiality and Access to Information), 5.4(a) (Public Announcements) and 5.6(b) (Exclusive Dealing) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement.

(b)  The Sponsor acknowledges and agrees that the Company is entering into the Business Combination Agreement in reliance upon the Sponsor entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for the Sponsor entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, the Company would not be entering into or agreeing to consummate the transactions contemplated by the Business Combination Agreement or the Ancillary Documents.

6.  Representations and Warranties. The Sponsor represents and warrants to the Company as follows:

(a)  The Sponsor is duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation.

(b)  The Sponsor has the requisite limited liability company power and authority to execute and deliver this Agreement, to perform its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Business Combination Agreement), and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary action on the part of the Sponsor. This Agreement has been duly and validly executed and delivered by the Sponsor and constitutes a valid, legal and binding agreement of the Sponsor (assuming that this Agreement is duly authorized, executed and delivered by the other Parties hereto), enforceable against the Sponsor in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c)  No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Sponsor with respect to the Sponsor’s execution, delivery or performance of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of the Sponsor to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(d)  None of the execution or delivery of this Agreement by the Sponsor, the performance by the Sponsor of any of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Sponsor’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Sponsor is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Sponsor or any of its properties or assets are bound or (iv) result in the creation of any Lien upon the Subject Equity Securities, except, in the case of any of clauses (ii) through (iv) above, as would not adversely affect the ability of the Sponsor to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

(e)  The Sponsor is the record and beneficial owner of the Sponsor AJAX Shares and has valid, good and marketable title to the Sponsor AJAX Shares (and, following the consummation of the AJAX Reorganization, the Listco Class B Shares received by the Sponsor in exchange for the Sponsor AJAX Shares (the “Sponsor Listco Shares”)), free and clear of all Liens (other than transfer restrictions under applicable Securities Law, under the Governing Documents of AJAX (or, following the AJAX Reorganization the Governing Documents of Listco), or as set forth on Section 4.7(a) of the AJAX Disclosure Schedules). Except for the Equity Securities of AJAX set forth on Schedule I hereto, together with any other Equity Securities of AJAX and/or Listco that the Sponsor acquires record or beneficial ownership of after the date hereof that is either permitted pursuant to or acquired in accordance with Section 5.9 (Conduct of Business of AJAX Parties) of the Business Combination Agreement (including in connection with the AJAX Reorganization), the Sponsor does not own, beneficially or of record, any Equity Securities of AJAX or Listco or have the right to acquire any Equity Securities of AJAX or Listco. The Sponsor has the sole right to vote (and provide consent in respect of, as applicable) the Sponsor AJAX Shares (and following the AJAX Reorganization the Sponsor Listco Shares) and, except for this Agreement, the Business Combination Agreement, the Governing Documents of AJAX, the Governing Documents of Listco or any proxy given for purposes of voting in favor of the Transaction Proposals, the Sponsor is not party to or bound by (i) any option, warrant, purchase right, or other Contract that could (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) requiring the Sponsor to Transfer any of the Sponsor AJAX Shares (or, following the AJAX Reorganization the Sponsor Listco Shares) or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Sponsor AJAX Shares (or, following the AJAX Reorganization the Sponsor Listco Shares) in a manner inconsistent with the requirements of this Agreement. The Sponsor holds 100% of the issued and outstanding AJAX Class B Shares as of the date hereof.

(f)  There is no Proceeding pending or, to the Sponsor’s knowledge, threatened against or involving the Sponsor or any of its Affiliates that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Sponsor to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

(g)  The Sponsor, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Company and the transactions contemplated by this Agreement, the Business Combination Agreement and the other Ancillary Documents to which it is or will be a party and (ii) it has been furnished with or given access to such documents and information about the Company and their respective businesses and operations as it and its Representatives have deemed necessary to enable him, her or it to make an informed decision with respect to the execution, delivery and performance of this Agreement or the other Ancillary Documents to which it is or will be a party and the transactions contemplated hereby and thereby.

(h)  In entering into this Agreement and the other Ancillary Documents to which he, she or it is or will be a party, the Sponsor has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in the Ancillary Documents to which it is or will be a party and no other representations or warranties of any of the Group Companies or any Company Non-Party Affiliate (including, for the avoidance of doubt, none of the representations or warranties of the Company set forth in the Business Combination Agreement or any other Ancillary Document to which the Sponsor is not and will not be a party) or any other Person, either express or implied, and the Sponsor, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in this Agreement or in the other Ancillary Documents to which he, she or it is or will be a party, none of the Group Companies, Company Non-Party Affiliates or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Business Combination Agreement or the other Ancillary Documents or the transactions contemplated hereby or thereby.

7.  Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) Section 4 shall survive any termination of this Agreement, (ii) the termination of this Agreement shall not affect any Liability on the part of any Party for a willful and material breach of any covenant or agreement set forth in this Agreement prior to such termination or actual fraud, and (iii) Section 5(a) (solely to the extent that it relates to Section 5.3(a) (Confidentiality and Access to Information) of the Business Combination Agreement), the representations and warranties set forth in Sections 6(g) and (h), Section 16, and Section 17 shall each survive any termination of this Agreement.

8.  No Recourse. Except for claims pursuant to the Business Combination Agreement or any other Ancillary Document by any party(ies) thereto against any other party(ies) thereto on the terms and subject to the conditions therein, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Representatives of any Party (other than the Persons named as parties hereto), and (b) none of the Representatives of any Party (other than the Persons named as parties hereto, on the terms and subject to the conditions set forth herein) shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, in no event shall AJAX have any obligations or Liabilities related to or arising out of the covenants, agreements, obligations, representations or warrants of the Sponsor under this Agreement (including related to or arising out of any breach of any such covenant, agreement, obligation, representation or warranty by the Sponsor).

9.  Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Sponsor makes no agreement or understanding herein in any capacity other than in the Sponsor’s capacity as a record holder and/or beneficial owner of the Subject Equity Securities, and (b) nothing herein will be construed to limit or affect any action or inaction by any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of any AJAX Party or as an officer, employee or fiduciary of any AJAX Party, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such AJAX Party.

10.  No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns (which shall, for the avoidance of doubt, include any successor to AJAX, including Listco, which successor shall be bound by all obligations and entitled to enforce all rights of AJAX under this Agreement) and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement; provided, however, that each of the Released Entities shall be express third-party beneficiaries of Section 4 and each Group Company and Company Non-Party Affiliate shall be an express third-party beneficiary of Section 6(h). Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

11.  Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to the Sponsor, to:

c/o AJAX I
667 Madison Avenue
New York, NY 10606
Attention:	Daniel Och
Glen Fuhrman
Email:	dan@willcapllc.com
glenn@virtruip.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
300 N. LaSalle
Chicago, IL 60654
Attention:	Ryan D. Harris, P.C.
Cole Parker, P.C.
Katherine M. Bryan
Email:	ryan.harris@kirkland.com
cole.parker@kirkland.com
katherine.bryan@kirkland.com

If to the Company, to:

Cazoo Holdings Limited
41 Chalton Street
London
NW1 1JD
Attention:	Ned Staple
E-mail:	ned.staple@cazoo.co.uk

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP
601 Lexington Avenue
New York, NY 10022
Attention:	Valerie Ford Jacob
Sebastian L. Fain
E-mail:	valerie.jacob@freshfields.com
sebastian.fain@freshfields.com

and to:

Freshfields Bruckhaus Deringer LLP
100 Bishopsgate
London
EC2P 2SR
United Kingdom
Attention:	Natasha Good
E-mail:	natasha.good@freshfields.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

12.  Entire Agreement. This Agreement, the Business Combination Agreement and the other Ancillary Documents constitute the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

13.  Amendments and Waivers; Assignment Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by each Party hereto. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by any Party without the other Party’s prior written consent (to be withheld or given in its sole discretion). Any attempted assignment of this Agreement not in accordance with the terms of this Section 13 shall be void, ab initio.

14.  Fees and Expenses. Except as otherwise set forth in the Business Combination Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided, that, any such fees and expenses incurred by the Sponsor shall be deemed to be AJAX Expenses.

15.  No Ownership Interest. Nothing contained in this Agreement will be deemed to vest in the Company any direct or indirect ownership or incidents of ownership of or with respect to the Subject Equity Securities. All rights, ownership and economic benefits of and relating to the Subject Equity Securities shall remain vested in and belong to the Sponsor, and the Company shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of any AJAX Party or exercise any power or authority to direct the Sponsor in the voting of any of the Subject Equity Securities, except as otherwise expressly provided herein with respect to the Subject Equity Securities. Except as otherwise expressly provided in Section 1, the Sponsor shall not be restricted from voting in favor of, against or abstaining with respect to or giving (or withholding) its written consent to any other matters presented to the shareholders of AJAX (or any successor thereto).

16.  Non-Survival. The representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenants contemplates or requires performance at or prior to the Closing) in this Agreement shall terminate at the Closing, and (ii) each covenant and agreement contained herein that by its terms, expressly contemplates performance after the Closing shall so survive the Closing in accordance with its terms, in each case, subject to Section 7; provided, however, notwithstanding the foregoing the Liability on the part of any Party for a willful and material breach of any covenant or agreement set forth in this Agreement prior to Closing or actual fraud shall not be affected.

17.  Incorporation by Reference. Sections 8.2 (Entire Agreement; Assignment), 8.3 (Amendment), 8.5 (Governing Law), 8.7 (Constructions; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (Waiver of Jury Trial), 8.16 (Submission to Jurisdiction) and 8.17 (Remedies) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

AJAX I HOLDINGS, LLC

By:	/s/ Daniel Och
Name:	Daniel Och
Title:	Managing Member

AJAX I

By:	/s/ J. Morgan Rutman
Name:	J. Morgan Rutman
Title:	Chief Financial Officer

CAZOO HOLDINGS LIMITED

By:	/s/ Alexander Chesterman
Name:	Alexander Chesterman
Title:	Chief Executive Officer

SCHEDULE I

AJAX Equity Securities as of the date hereof

Shareholder	Number of AJAX Class A Shares	Number of AJAX Class B Shares
Sponsor	0	8,944,343